EXHIBIT 10.1

BOARD OF DIRECTORS SEPARATION COMPENSATION POLICY
(As Amended May 26, 2009)

A director who serves at least three full terms (nine years) is entitled to receive as compensation three times the Board of Directors’ annual retainer that is in effect at the time of separation from the Board of Directors. A director who serves full terms beyond the initial three terms is entitled to receive additional compensation of one-half times the annual Board of Directors’ retainer in effect at the time of separation for each additional full term served, not to exceed three additional terms. Separation shall include retirement, resignation, death, disability, or change of corporate ownership. This compensation shall be paid within sixty days of the director’s separation from the Board.

Notwithstanding anything in this Policy, any Director who is a “specified employee” (as determined in accordance with Code §409A) at the time payment would otherwise commence may be paid no earlier than on the first day of the seventh month following separation, together with reasonable interest during the period of delay, if any.

The Board of Directors reserves the right at any time to amend, modify or eliminate any part or all of this separation compensation policy.

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